EXHIBIT 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MWF Global Inc.

We hereby consent to the use of our report dated July 21, 2017, with respect to the financial statements of MWF Global Inc., in its registration statement on Form S-1A #3 relating to the registration of 2,500,000 shares of common stock, to be filed on or about November 20, 2017. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

November 20, 2017